EXHIBIT 10.2

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this 19th day of December, 2006, by and between Scott Massie (“Employee”) who resides at 9105 Avenida DeLa Luna, Albuquerque, New Mexico and Emcore Corporation (“Emcore”).

1. Employee’s employment is terminated effective December 29, 2006.

2.    (a) As soon as administratively practicable following June 29, 2006, Emcore shall pay to Employee 62 weeks of his or her salary in a lump-sum payment (“Severance”). The total Severance, which will be paid to Employee, is equal to $310,000, less applicable withholdings and deductions.

 (b) In accordance with the Company’s health plans, Employee will be eligible to exercise his or her rights to COBRA health insurance coverage for Employee, and, where applicable, Employee’s spouse and eligible dependents, at Employee’s expense (subject to the foregoing), upon termination of the Employee’s employment. To the extent Employee elects COBRA continuation coverage, the Company shall continue to pay the portion of the COBRA premiums up to a maximum of 62 weeks that the Company would have otherwise paid assuming Employee was an active employee during such time. Up until the Severance payment is made, the Company will pay Employee’s portion of the COBRA premiums, which total amount of premiums shall then be deducted from the Severance payment. After the Severance payment is made, Employee shall be responsible for directly paying Employee’s portion of COBRA premiums. Nothing herein shall be construed as extending or delaying the start date of the COBRA coverage period for Employee.

All voluntary payroll deductions, including but not limited to 401(k), ESPP and term life, will cease effective the date of termination.

(c) If Employee is rehired by Emcore during the Severance period, Emcore shall no longer be obligated to make any severance payment under paragraph 2(a) above that would otherwise be due and owing after the effective date of employee's rehiring. Employee acknowledges and agrees that the cessation of severance payments under this provision shall not affect the validity or enforceability of paragraph 5 of this agreement."

3. Employee agrees and acknowledges that the payments and benefits provided for in paragraph “2” exceed any benefits to which he or she would otherwise be entitled under any policy, plan, and/or procedure of Emcore or any agreement with Emcore. Employee agrees and acknowledges that the payment of Severance (or any other payments hereunder) shall not be construed as a guarantee of any particular tax treatment for such payment.

4. Employee shall have twenty-one (21) days from the date of his or her receipt of this Agreement to consider the terms and conditions of the Agreement. Employee may accept this Agreement by signing and returning it to Ms. Monica Van Berkel, Vice President, Human Resources, Emcore Corporation, or her successor to 2015 W. Chestnut Street, Alhambra, CA 91803, no later than 5:00 p.m. on the twenty-first (21st) day after Employee’s receipt of this Agreement (“Agreement and Release Return Date”). Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his or her desire to do so in writing to Ms. Van Berkel or her successor at the address listed above, and delivering it to Ms. Van Berkel or successor no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of Emcore and its subsidiaries and affiliates to provide the payments and benefits referred to in paragraph “2” above, shall automatically be deemed null and void.

5.    (a) In consideration of the payments and benefits referred to in paragraph “2,” Employee for himself or herself and for his or her heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges Emcore and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date.

 (b)  Without limiting the generality of the foregoing subparagraph “(a)”, this Agreement is intended to and shall release the Releasees from any and all claims arising out of Employee’s employment with Releasees and/or the termination of Employee’s employment, including but not limited to any claim(s) under or arising out of (i) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of Emcore in accordance with the terms of such plan and applicable law); (v)  the New Mexico Human Rights Act; (vi) the California Fair Employment and Housing Act; (vii) the California Equal Pay Law; (viii) the California Sexual Orientation Bias Law; (ix) the California Labor and Government Codes; (x) the California Unruh Act; (xi) the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Family Leave Act; (xii) the Illinois Human Rights Act; (xiii) the Virginia Human Rights Act; (xiv) the Pennsylvania Human Relations Act; (xv) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (xvi) the terms and conditions of Employee’s employment with Emcore, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (xvii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c) As a further consideration and inducement for this Agreement, to the extent permitted by law, Employee hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Employee has or may have with respect to the Releasees. California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Employee’s execution of this Agreement.

6.    (a) Employee agrees that (s)he has not and will not engage in any conduct that is injurious to Emcore’s or Releasee’s reputation or interest, including but not limited to (i) divulging, communicating, or in any way making use of any confidential or proprietary information acquired in the performance of his or her duties at Emcore; and (ii) publicly disparaging (or inducing or encouraging others to publicly disparage) Emcore or Releasees.

(b) Employee agrees to return to Emcore any and all originals and copies of documents, materials, records or other items in his or her possession or control belonging to Emcore or containing proprietary information relating to Emcore. Employee agrees to remove all Emcore proprietary information from his laptop. Employee shall be permitted to retain his laptop computer and cell phone. Effective on Employee’s date of termination, Employee shall be responsible for all cell phone charges.

(c) Employee acknowledges that the terms of Sections 10, 11, 12, 13, 17 and 21 of the Employment Agreement between Employee and Emcore signed by the Employee on August 23, 2002, remain in full force and effect, and Employee agrees and acknowledges that (s)he is bound by the terms of those sections. Both Employee and Emcore agree, however, that Section 11 of the Employment Agreement shall not restrict Employee from hiring former employees of Emcore provided that Employee complies with his other non-solicitation obligations and provided further that Employee continues to adhere to the no-hire restrictions with respect to current employees of Emcore’s EPV and ESP divisions. Without limiting the generality of the foregoing, Emcore agrees that Employee’s acceptance of new employment with Energy Photovoltaics, Inc. does not violate the non-compete covenant in the Employment Agreement.

7.    (a) Employee will cooperate with Emcore and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge.

(b) Employee agrees that, in the event (s)he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Employee’s employment with Releasees, (s)he will give prompt notice of such request to Monica Van Berkel, Vice President, Human Resources, Emcore Corporation, or her successor, and will make no disclosure until Emcore has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee to any person or entity without the prior written consent of Monica Van Berkel, Vice President, Human Resources, Emcore Corporation or her successor, except if required by law and to Employee’s accountants, attorneys or spouse, provided that they agree to maintain the confidentiality of this Agreement. Employee further represents that (s)he has not disclosed the terms and conditions of this Agreement to anyone other than his or her attorneys, accountants and spouse.

9. The making of this Agreement is not intended, and shall not be construed, as an admission that Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.

10. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11. Employee acknowledges that: (a) (s)he has carefully read this Agreement in its entirety; (b) (s)he has had an opportunity to consider fully the terms of this Agreement; (c) (s)he has been advised by Emcore in writing to consult with an attorney of his or her choosing in connection with this Agreement; (d) (s)he fully understands the significance of all of the terms and conditions of this Agreement and (s)he has discussed it with his or her independent legal counsel, or has had a reasonable opportunity to do so; (e) (s)he has had answered to his or her satisfaction any questions (s)he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) (s)he is signing this Agreement voluntarily and of his or her own free will and assents to all the terms and condition contained herein.

12. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by paragraph “5” of this Agreement is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant that is legal and enforceable. Finally, any breach of the terms of paragraphs “6,” “7” and/or “8” shall constitute a material breach of this Agreement as to which Emcore may seek appropriate relief in a court of competent jurisdiction.

14. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Mexico, without regard to the conflict of laws provisions thereof.

15. This Agreement (including the Exhibits attached hereto) constitutes the complete understanding between the parties and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed after the Release Effective Date by the parties to be bound thereby.

/s Scott Massie    Date: December 19, 2006
Scott Massie

By: /s Monica Van Berkel       Date: December 19, 2006
Monica Van Berkel
Vice President, Human Resources